As filed with the Securities and Exchange Commission on June 1, 2001

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EARTHSHELL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

77-0322379
(I.R.S. Employer Identification No.)
800 Miramonte Drive
Santa Barbara, California 93109
(805) 897-2248
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Simon K. Hodson
Chief Executive Officer
800 Miramonte Drive
Santa Barbara, California 93109
(805) 897-2248
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Robert K. Montgomery, Esq.
Casey M. Nault, Esq.
2029 Century Park East
Los Angeles, California 90067
(310) 552-8500
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

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 Title of Securities to                             Proposed Maximum Offering      Proposed Maximum Aggregate
     be Registered        Amount to be Registered        Price Per Share(1)              Offering Price(1)        Amount of Registration
     -------------        -----------------------        ------------------              -----------------        ----------------------
                                                                                                                Fee

      Common Stock               830,234                      $3.84                       $3,188,098.50                    $797
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(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. On May 29, 2001, the average of the high and low sale prices for the common stock of EarthShell Corporation as reported by the Nasdaq Stock Market’s National Market was $3.84 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 1, 2001

The information in this prospectus is not complete and may be changed. You may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

830,234 Shares

EARTHSHELL CORPORATION

Common Stock

        The selling stockholder listed herein under the caption “Selling Stockholder” may sell, from time to time, up to 830,234 shares of our common stock, par value $.01, issuable upon exercise of warrants previously issued to Acqua Wellington North American Equities Fund, Ltd. in a private transaction. All of the net proceeds from the sale of these shares of common stock will go to the selling stockholder. We will not receive any proceeds from sale of these shares; we will, however, receive up to $1,149,993.50 upon the exercise of the warrants, which represents the aggregate exercise price of the warrants (assuming that all warrants are exercised in full and the full exercise price is paid in cash). The selling stockholder may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. See “Plan of Distribution” on page 15.

        Our common stock is quoted on the Nasdaq Stock Market’s National Market under the symbol: “ERTH.” On May 29, 2001, the closing price of one share of our common stock was $3.76 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 4.

        The shares of common stock offered or sold under this prospectus have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2001

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used in jurisdictions where it is legal to offer or sell these securities. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

COMPANY DESCRIPTION

        EarthShell was organized in November 1992 as a Delaware corporation and is a development stage company engaged in the commercialization of a proprietary composite material, designed with the environment in mind, for the manufacture of disposable packaging for the foodservice industry, such as hinged-lid containers, plates, bowls, sandwich wraps, and cups.

        E. Khashoggi Industries LLC, EarthShell’s principal stockholder, or its predecessors (“EKI”), has been involved since July 1985, in the development of various new material technologies including the new EarthShell composite material. EarthShell has an exclusive, worldwide, royalty-free license from EKI to use and license the EKI technology to manufacture and sell disposable, single-use containers for packaging or serving food or beverages intended for consumption within a short period of time (“EarthShell Products”). EarthShell does not have the right to use the EKI technology for other purposes.

        EarthShell has and will license or joint venture with existing manufacturers of foodservice disposables for the manufacture and distribution of EarthShell Products. EarthShell expects to derive revenues primarily from license royalties and profit distributions from joint ventures that are licensed to manufacture EarthShell Products.

        EarthShell has experienced aggregate net losses of approximately $202 million from its inception on November 1, 1992 through March 31, 2001. EarthShell expects to continue to incur operating losses until its products are more broadly used and have achieved greater market acceptance and market penetration. EarthShell has not recorded any revenues from operations since its inception, and proceeds received by Sweetheart Cup Company from sales of hinged lid containers to date are credited as an offset to the cost of startup manufacturing operations. Successful future operations will depend upon the ability of EarthShell, its licensees and joint venture partners to commercialize multiple EarthShell Products.

        The new EarthShell composite material is made from commonly available raw materials such as limestone, natural potato, corn and other starch binders, natural fibers and functional coatings. EarthShell believes that foodservice disposables made of this material (“EarthShell Products”) will have comparable or superior performance characteristics, such as greater strength and rigidity, and can be commercially produced and sold at prices that are competitive with comparable conventional paper and polystyrene foodservice disposables, and has been designed with the environment in mind.

        EarthShell’s objective is to establish EarthShell Products as the preferred disposable packaging material for the foodservice industry throughout the world based on their performance, price and environmental characteristics. EarthShell’s strategy for obtaining this objective is: (i) to demonstrate customer acceptance through key market leaders; (ii) to demonstrate the manufacturability and improved economics with initial strategic partners, and (iii) to enter into licenses or joint ventures with existing manufacturers of disposable packaging to market, produce and distribute EarthShell Products. EarthShell believes that utilizing joint ventures aligns key market segments with select industry partners, minimizes any potential direct competition from these producers, enables effective brand management, captures the value of manufacturing process improvements, and creates income streams beyond the life of the patents.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109. Our telephone number is (805) 897-2148.

RISK FACTORS

        Before you invest in our common stock, you should be aware of various risks associated with such an investment, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and in the documents incorporated by reference before you decide to purchase our common stock.

        EarthShell(R) is a registered trademark of EarthShell Corporation. Aliite(R)is a registered trademark of E. Khashoggi Industries, LLC. Big Mac(R)is a registered trademark of the McDonald's Corporation.

Because we are a development stage company subject to the inherent risks of establishing a new business, we cannot assure you that our operations will ultimately be successful and generate a profit in the future.

        To date, we have primarily focused on developing products. Because we are a development stage company with very little commercial operating history, we are subject to the inherent risks of establishing a new business enterprise. Although we have built our first plant to produce Big Mac(R)sandwich containers which we anticipate our licensee, Sweetheart Cup Company, Inc. ("Sweetheart") will ultimately sell to Perseco, the primary packaging purchaser for the McDonald's Corporation, it has not yet achieved full-scale commercial operations. In addition, although we have developed a number of prototype products, including bowls, plates, sandwich wraps, cups, and other hinged-lid containers in addition to the Big Mac(R)container, these products remain subject to further development and customer-specific modification. Among other things, we must:

      o       fully develop these prototype and additional products;
      o      develop commercially viable manufacturing processes and capacity;
      o      attract, retain and motivate qualified personnel;
      o      achieve market acceptance of our products;
      o      respond to competitive developments; and
      o      develop systems to manage our growth effectively.

        At this stage in our development, we cannot assure you that we will achieve these goals and that our operations will be successful and generate a profit in the future. As of March 31, 2001, we had not yet reported any operating revenues.

We expect to continue to experience operating losses until we are able to commercially produce and sell our products in quantities necessary to generate a profit.

        During the first quarter of 2001, EarthShell completed the product validation process with Perseco with respect to the EarthShell Big Mac(R)sandwich container. We are currently engaged in performing certain modifications and improvements to the lines in order to accommodate the recently approved design change and to achieve commercial capacity of the production manufacturing lines. We expect to continue to incur substantial operating losses until we can commercially produce our products in quantities necessary to generate a profit and our products achieve broad market acceptance and penetration. We experienced aggregate net losses of approximately $202 million from our inception on November 1, 1992 through March 31, 2000. The EarthShell Big Mac(R)sandwich container has been in daily use in 128 McDonald's stores since late April 2000. The success of our future operations depends upon our ability and the ability of our licensees and joint venture partners to commercialize various types of EarthShell Products. Due to the uncertainties inherent in product development, market acceptance of newly-developed products and our need to rely on our licensees and joint venture partners to manufacture, distribute and sell EarthShell Products, we are unable to predict when our products will be introduced nationally or when we will receive significant revenues from any EarthShell Product.

We may need to obtain additional financing in order to fund our operations until EarthShell Products achieve commercial viability and generate significant revenues, which could potentially be dilutive to existing stockholders.

        Although we believe the proceeds we anticipate receiving from further offerings will provide EarthShell with the capital it needs for the foreseeable future, we may need to seek additional third party financing in the future to meet our operating and working capital needs and to fund the further expansion of our business. We may not be able to obtain that capital or that capital may not be available on terms satisfactory to us. If additional funds are raised through the issuance of stock, dilution to existing stockholders may result. If additional funds are raised through the incurrence of debt, these debt instruments will likely contain restrictive financial, maintenance and security covenants, which could restrict our ability to conduct our business as we would prefer in the absence of those covenants.

We may continue to incur financial losses as a result of funding obligations under our agreements with some of our licensees and joint venture partners, one of which requires us to fund negative cash flows until our manufacturing facilities meet efficiency criteria set forth in that agreement.

        We have refined our business strategy and are currently using a joint venture structure in which our joint venture partners will generally share equally in the cost of manufacturing facilities and will assume equally the risks of any failure of the manufacturing facilities to meet targeted efficiencies. The joint venture agreements we entered into with Finland-based Huhtamaki Van Leer Oyj and with Prairie Packaging, Inc. contain this type of risk-sharing arrangement. By contrast, our earlier agreement with Sweetheart is structured so that we license or contribute manufacturing equipment to Sweetheart and guarantee the performance of the equipment. This was done in an effort to induce Sweetheart to begin to produce EarthShell Products during their initial commercial introduction. In addition, under our operating agreement with Sweetheart, we are obligated to fund negative operating cash flow until the date upon which the turnkey manufacturing lines first meet specified efficiency criteria. We are also obligated to fund additional costs incurred if the equipment does not continue to satisfy these criteria for a two-year period following that date. Our obligations to guarantee performance of these manufacturing lines and to fund negative operating cash flows under this agreement, and the possibility that we might ultimately fail to receive a return on our investment in the equipment, may cause us to continue to incur losses for a period of time and significantly impair our profitability.

Though we are producing a limited amount of our products on an integrated production line on a commercial scale, we are not yet sure that they can be produced at a competitive cost. Our failure to do so would adversely affect our ability to compete with conventional disposable foodservice packagers.

        Our success depends, in substantial part, on our ability to produce EarthShell Products at a competitive cost. While we have been successful at producing the EarthShell Big Mac(R)sandwich container on commercial scale equipment, production volumes to date have been low relative to the intended capacity of the manufacturing lines. Until production volumes approach design capacity levels, actual costs and profitability will not be certain. Further, all our other products are currently in various stages of development and we have not yet produced them on a fully integrated production line or on a commercial scale. We have not, therefore, proven the actual cost of manufacturing EarthShell Products, and we cannot assure you that we will be able to manufacture them at a competitive cost. As licensees and joint ventures begin to commercially produce EarthShell Products, they may encounter difficulties that cause costs of production to exceed what we currently anticipate. Our failure to manufacture EarthShell Products at commercially competitive costs would make it difficult to compete with other foodservice disposables manufacturers. Under the terms of existing and contemplated joint venture agreements, EarthShell and its partners will invest jointly in commercial facilities based on projected economic returns. EarthShell and its joint venture partners, Huhtamaki Van Leer and Prairie Packaging, do not intend to commit to the next series of commercial plant investments until they have demonstrated, using commercial scale equipment in integrated demonstration lines, that the next generation products can be manufactured at a cost that will produce returns acceptable to both EarthShell and its partners.

Because we are not yet producing our products on a commercial scale, we do not know whether we will be able to construct sufficient manufacturing capacity that will permit a timely roll-out and market acceptance of our products.

        Because of our inexperience in manufacturing, we cannot assure you that we will be successful in producing quantities of EarthShell Products sufficient to permit a timely commercial roll-out of EarthShell Products. Moreover, it may require greater time and effort than we anticipate to achieve the production volumes and efficiencies required. We cannot assure you that we will be successful in building sufficient manufacturing capacity on a timely basis or that we will have adequate manufacturing equipment available when necessary to permit a timely roll-out of EarthShell Products. Our failure to produce sufficient quantities of EarthShell Products or construct adequate manufacturing equipment that is properly working in an integrated manner when necessary to permit a timely roll-out of EarthShell Products could adversely affect market acceptance of EarthShell Products.

Consumers may not perceive EarthShell Products as being better for the environment than conventional disposable foodservice containers, which would adversely affect market acceptance of our products.

        Our success depends substantially on our ability to design, develop and manufacture foodservice disposables that are not as harmful to the environment as conventional disposable foodservice containers made from paper, plastic and polystyrene. EarthShell has used a life cycle inventory methodology in its environmental assessment of EarthShell Products and in the development of associated environmental claims and we have received support for the EarthShell concept from a number of environmental groups. Although we believe that EarthShell Products offer a number of environmental advantages over conventional packaging products, our products may also possess characteristics that consumers or some environmental groups could perceive as negative for the environment. In particular, EarthShell Products may result in more solid waste by weight and, in a dry environment, by volume, and manufacturing and distributing them may release greater amounts of some pollutants, and lesser amounts of other pollutants, than occurs with conventional packaging. Whether, on balance, EarthShell Products are better for the environment than conventional packaging products is a somewhat subjective judgment and we believe that we have addressed the major concerns of environmental groups with respect to the EarthShell Big Mac(R)sandwich container and have goals in place to:

      o       reduce the weight of the container;
      o      use reclaimed starch from sources not currently being reclaimed for commercial uses; and
      o      continue our efforts to reduce the environmental impact of the EarthShell Big Mac® sandwich container.

        Additionally, we prefer to use, whenever possible, recycled or reclaimed raw materials that meet our processing and product performance criteria. For example, we are currently seeking commercial sources of recycled, FDA-compliant, post consumer waste ("PCW") fiber. Should FDA-compliant PCW fiber not be available, we will use the next most suitable, environmental fiber source and adjust any relevant environmental claims accordingly. We cannot assure you that environmental groups, regulators, customers or consumers will agree that EarthShell Products have an environmental advantage over conventional packaging. Nor can we assure you that all future EarthShell Products, some of which may require unique material formulations and coatings, will have, or that the market will recognize them as having, a reduced environmental impact. If EarthShell Products do not have, or are not recognized by others as having, a reduced environmental impact, this could adversely affect market acceptance of these products.

We have not yet fully evaluated all of the EarthShell Products and it is possible that some of the products may not perform as well as conventional packaging products, which would adversely affect market acceptance of these products.

        Although we believe that we can engineer EarthShell Products to meet many of the critical performance requirements for specific applications, individual products may not perform as well as conventional foodservice disposables; for example, some consumers may prefer clear cups and clear lids on take-home containers, which are not available with our foam technology. We are still developing many of our EarthShell Products and we have not yet evaluated the performance of all of them. If we fail to develop EarthShell Products that perform comparably with conventional foodservice disposables, this could cause consumers to prefer our competitors' products.

We are exposed to risks of delay that could delay the introduction or market acceptance of one or more of our products and obligate us financially under one of our operating agreements.

      There are substantial risks of delay, some of which are beyond our control, associated with:

      o       developing our products and related manufacturing processes;
      o      market acceptance of and demand for our products; and
      o      developing sufficient production capacity to produce our products.

        For example, we have experienced significant delays in the initial commercial production of the EarthShell Big Mac(R) sandwich container for McDonald's. These delays resulted from, among other things, difficulties in integrating manufacturing equipment and persistent, but typical, problems debugging our manufacturing lines at Sweetheart's Owings Mills, Maryland facility. The manufacturing process includes various stages of operation, such as mixing, forming, trimming, sanding, coating, printing and stacking, all of which are integrated and computer controlled along an assembly line. We believe we will be successful in the debugging process going forward as we ramp up production lines to produce at higher levels, but we cannot assure you that this process will not result in further delays.

        Future delays will obligate us financially under our operating agreement with Sweetheart. In addition, we cannot assure you that we or our licensees or joint venture partners will not experience similar or other problems in start-up or ongoing operations. Delays in the introduction or market acceptance of one or more EarthShell Products would delay our ability to realize any revenues from sales of those products.

If McDonald’s or any other of our anticipated initial purchasers of our products does not purchase significant quantities of our products, it could delay the introduction and market acceptance of our products.

        We intend McDonald's to be the first foodservice operator to use EarthShell Products, although there can be no assurance of minimum purchase commitments going forward. If McDonald's or any other anticipated initial purchasers of our products does not ultimately purchase significant quantities of our products, it could delay the introduction and market acceptance of one or more of our products and delay our ability to realize any revenues from sales of those products. We are currently in discussions with McDonald's/Perseco with respect to EarthShell's commitment to supply product to the McDonald's system. The original relationship was for a term of three years. With input from EarthShell and McDonald's, Sweetheart and Perseco are moving toward a structure that is consistent with Perseco's normal supplier relationships. EarthShell Products being developed for use in McDonald's restaurants does not represent a binding development obligation on the part of McDonald's, and McDonald's is therefore under no obligation to initiate or continue any further development or procurement relationship with us.

An unexpected unavailability of raw materials used to manufacture our products, increases in the price of the raw materials, or the necessity of finding alternative raw materials to use in our products could delay the introduction and market acceptance of our products.

        Although we believe that sufficient quantities of all raw materials used in EarthShell Products are generally available, if any raw materials become unavailable it could delay the commercial introduction and hinder market acceptance of EarthShell Products. In addition, we and our licensees may become significant consumers of certain key raw materials, such as starch, and if such consumption is substantial in relation to the available resources, raw material prices may increase which in turn may increase the cost of EarthShell Products and impair our profitability. In addition, we may need to seek alternative sources of raw materials or modify our product formulations if the cost or availability of the raw materials that we currently use become prohibitive.

We cannot assure you that our licensees and joint venture partners will devote sufficient resources to our products or successfully manufacture, distribute or market our products because many of them have products that will compete with our products and our licensee manufacturers are not obligated to achieve minimum sales quotas.

        We have no experience in commercially manufacturing, distributing and marketing foodservice disposables. We will depend on our licensees and joint venture partners to manufacture and distribute EarthShell Products. We have entered into agreements with Sweetheart, Finland-based Huhtamaki Van Leer Oyj and Prairie Packaging, Inc., but these agreements permit those licensees to manufacture and sell other foodservice disposable packaging products that are not based on the EarthShell material. We intend to enter into additional license agreements and joint venture relationships in the future. Although we have produced EarthShell Products at a low volume level at Sweetheart's facilities, none of our other licensees has commercially produced or distributed any EarthShell Products. Our licensee manufacturers are not obligated to achieve minimum sales quotas. Our licensees and joint venture partners also manufacture paper or polystyrene packaging which will compete with EarthShell Products. We cannot assure you that our licensees and joint venture partners will devote sufficient resources or otherwise be able successfully to manufacture, distribute or market EarthShell Products. Their failure to do so would inhibit our ability to distribute our products into the marketplace.

Our dependence on E. Khashoggi Industries, LLC (“EKI”) for the technology necessary to manufacture EarthShell Products and for certain technical personnel means that a disruption in the operations or financial condition of EKI exposes us to risks that EKI may not be able to perform services that we require.

        We do not own the technology necessary to manufacture EarthShell Products and we are dependent upon our world-wide, royalty-free, exclusive license pursuant to an Amended and Restated License Agreement with EKI (the "License Agreement") to use that technology. We can only use the technology to develop, manufacture and sell specified foodservice disposables for use in the foodservice industry and we have no right to exploit opportunities to apply this technology or improve it outside this field of use. EKI may cancel the license if we are in breach of any material obligations under the License Agreement and do not cure the breach within a specified period. If EKI were to file for or be declared bankrupt, we would likely be able to retain our rights under the License Agreement with respect to U.S. patents. However, it is possible that EKI could take steps to terminate our rights under the License Agreement with respect to international patents.

        We share one key executive with EKI (Simon Hodson). EKI also provides scientific and technical services to us pursuant to an Amended and Restated Technical Services and Sublease Agreement (the "Technical Services Agreement"), which runs through December 31, 2002, to support the continued design and development of EarthShell Products. If anything disrupted the operations or financial condition of EKI, it would expose us to the risk that EKI might fail to perform services that we require.

Because one majority shareholder controls both EKI and EarthShell, conflicts may arise between the companies with respect to corporate opportunities and we cannot assure you that these conflicts will always be resolved in EarthShell’s favor.

        Mr. Essam Khashoggi is the indirect majority equity owner of and therefore controls both EarthShell and EKI, which means that Mr. Khashoggi owns a majority interest in both EarthShell and EKI through other entities which he controls. Mr. Khashoggi is the beneficial owner of approximately 59% of the outstanding shares of EarthShell's common stock directly or indirectly through various entities that he controls, including EKI as of December 31, 2000. As a result, Mr. Khashoggi is able to:

      o       elect all of the directors of EarthShell;
      o      control the direction and policies of EarthShell;
      o      determine the outcome of corporate transactions requiring the approval of EarthShell's stockholders, including mergers, consolidations and the sale of all or substantially all of the assets of EarthShell; and
      o      prevent or cause a change in control of EarthShell.

        Mr. Khashoggi also has the power to control our relationship with EKI, which he also controls, and upon which we depend for, among other things, research and development. We cannot assure you that we will always agree with Mr. Khashoggi's decisions regarding our business.

        Conflicts may arise between EKI and EarthShell, particularly with respect to corporate opportunities, including:

      o       developing new markets and uses for products based on the EarthShell Products;
      o      allocating research and development resources;
      o      the time that the common directors and officers devote to EarthShell and EKI; and
      o      how each of EKI and EarthShell performs its obligations under the License Agreement, the Technical Services Agreement and the Amended and Restated Agreement for the Allocation of Patent Costs (the "Patent Allocation Agreement").

        Effective January 1, 2001, EarthShell assumed direct responsibility to manage the maintenance of the patent portfolio underlying its license with EKI. EarthShell will control the costs and expenses incurred in connection with these patents and patent applications. Any patents granted will be the property of EKI, and EKI may obtain a benefit from those patents other than under the License Agreement, including using and/or licensing the patents and related technology in a manner or for uses unrelated to the license which EKI granted to EarthShell in the foodservice disposables field of use. We cannot assure that conflicts of interest that arise between EKI and EarthShell will always be resolved in EarthShell's favor.

Despite our attempts to protect our patented technology, it is possible that third parties will infringe our patents, that new products that we develop will not be covered by our existing patents or that we could suffer an adverse determination in a patent infringement proceeding, any and all of which could allow our competitors to duplicate our products without having had to incur the research and development costs we have incurred and therefore allow them to produce and market those products more profitably than EarthShell.

        Our ability to compete effectively with conventional packaging will depend, in part, on our ability to protect our proprietary rights to the licensed technology. Although EKI and EarthShell endeavor to protect the licensed technology through, among other things, U.S. and foreign patents, the duration of these patents is limited and we cannot assure you that the patents and patent applications licensed to us are sufficient to protect our technology. We also cannot assure you that any patent that EKI obtains and licenses to us will be held valid, or that others will not circumvent or infringe those patents. We also rely on trade secrets and proprietary know-how that we try to protect in part by confidentiality agreements with our licensee manufacturers, proposed joint venture partners, employees and consultants. These agreements have limited terms and we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our competitors will not learn our trade secrets or independently develop them. It is necessary for us to litigate from time to time to enforce patents issued or licensed to us, to protect our trade secrets or know-how and to determine the enforceability, scope and validity of the proprietary rights of others. As an example of this type of litigation, on August 2, 1999, Novamont S.p.A., an Italian company specializing in the manufacture of a biodegradable plastic resin and products, filed a complaint in the United States District Court for the Northern District of Illinois alleging infringement of three patents. We have analyzed all three patents and believe we have strong meritorious defenses and have been vigorously defending the lawsuit. During calendar 2000, Novamont agreed to dismiss three of the four claims in the complaint without prejudice. EarthShell will continue to defend the remaining infringement claim. EarthShell believes this legal proceeding will not have a material adverse effect on our financial condition or results of operations. However, the ultimate resolution of this claim is subject to many uncertainties. It is possible that EarthShell could suffer an adverse determination in this proceeding which could have a material adverse effect on our financial position, operating results or cash flows when resolved in a future reporting period. Although we know of no other alleged or actual infringement by EarthShell or EKI of third party patents, it is always possible that a third party could assert infringement. Patent and patent applications on formulations of the new composite material are based in part on specific proportional mixtures of the components of the material. We continue to test and modify the components and their proportional mixtures to balance environmental, economic and performance concerns. We cannot assure you that the mixture that we ultimately determine to be optimal will be protected under our patents or that it will not be subject to a patent held by others. If our patents do not protect the optimal mixture, or if the mixture is subject to a patent held by a third party and the third party asserts patent infringement, this would restrict our ability to produce and market our products.

        We believe that we own or have the rights to use all of the technology that we expect to incorporate into EarthShell Products, but an adverse determination in litigation or infringement proceedings to which we are or may become a party could subject us to significant liabilities and costs to third parties or require us to seek licenses from third parties. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with those arrangements could be substantial and could include ongoing royalties. Furthermore, we cannot assure you that we could obtain the necessary licenses on satisfactory terms or at all. We could incur substantial costs attempting to enforce our licensed patents against third party infringement, or the unauthorized use of our trade secrets and proprietary know-how or in defending ourselves against claims of infringement by others. Accordingly, if we suffered an adverse determination in a judicial or administrative proceeding or failed to obtain necessary licenses, it would prevent us from manufacturing or licensing others to manufacture some of our products.

Established competitors in the foodservice disposables industry could improve the ability to recycle their existing products or develop new environmentally preferable, disposable foodservice containers which could render our technology obsolete and could negatively impact our ability to compete.

        Competition among existing food and beverage container manufacturers in the foodservice industry is intense. At present, most of our competitors have substantially greater financial and marketing resources at their disposal than we do, and many have well-established supply, production and distribution relationships and channels. Companies producing products utilizing competitive materials such as paper, plastic or polystyrene may reduce their prices or engage in advertising or marketing campaigns designed to protect their respective market shares and impede market acceptance of EarthShell Products. Recently, a number of paper and plastic disposable packaging manufacturers and converters have tried to increase recycling of their products. Increased recycling of paper and plastic products could reduce their negative environmental impact, which is one significant basis upon which we intend to compete. A number of companies have introduced starch-based materials or are attempting to develop plastics that they claim are biodegradable and other specialty polymers as potential environmentally superior packaging alternatives. We expect that many existing packaging manufacturers may actively seek competitive alternatives to our products and processes. The development of competitive, environmentally preferable, disposable foodservice containers, whether or not based on our products and technology, could render our technology obsolete and could impair our ability to compete.

Our loss of key technical and management personnel could be highly disruptive to our business operations.

        We depend upon obtaining and retaining the services of qualified scientific and technical personnel. We are highly dependent on our Vice Chairman of the Board, President and Chief Executive Officer, Simon K. Hodson, who has been involved with EarthShell since its inception. We do not hold "key man" insurance on any of our personnel. If we lost the services of any of our key employees, it could be highly disruptive to our business operations.

If the U.S. Food and Drug Administration (the “FDA”) were to find that our products did not comply with FDA regulations, they could ask us to voluntarily withdraw our products from the marketplace or seek legal remedies and sanctions to force us to withdraw our products, either of which would prevent us from realizing future revenues from those products.

        The FDA regulates the manufacture, sale and use of EarthShell Products. The FDA's regulations are concerned with substances used in food packaging materials, not with specific finished food packaging products. Thus, food or beverage containers will comply with FDA regulations if the components used in the food and beverage containers:

      o       are approved by the FDA as indirect food additives for their intended uses and comply with the applicable FDA indirect food additive regulations; or
      o      are generally recognized as safe for their intended uses and are of suitable purity for those intended uses.

        Each of the components of the EarthShell Big Mac(R)sandwich container and all other current prototype products is either approved by the FDA as an indirect food additive for its intended use, codified in the FDA's regulations as generally recognized as safe for its intended use, or a commonly recognized food ingredient that we and our consultants regard as generally recognized as safe for its intended use. However, we have not asked the FDA whether it concurs with our determination. We intend to ensure that the raw materials used in the EarthShell Big Mac(R)sandwich container are of suitable purity for their intended uses by specifying standards to be met by suppliers of raw materials and by material and product testing. The FDA does not require that manufacturers of EarthShell Products seek FDA concurrence that components are generally recognized as safe for their intended uses or that the raw materials are of suitable purity for their intended uses. As a result, we believe that the EarthShell Big Mac(R)sandwich container and other current prototype EarthShell Products will comply with all requirements of the FDA and do not require FDA approval. We cannot assure you, however, that the FDA would agree with these conclusions.

        If the FDA were to disagree with our determinations with respect to the EarthShell sandwich container or future products, the FDA could ask us to voluntarily withdraw the products from the marketplace. They could also begin legal action to remove the products from the marketplace and, if appropriate, pursue additional sanctions against us and our management. Such actions by the FDA would prevent us from realizing future revenues from those products.

Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock’s trading market and our ability to raise capital through future offerings of capital stock.

        The stock market from time to time experiences extreme price and volume fluctuations which are often unrelated to the operating performance of particular companies. Since our initial public offering in March 1998, the market price of our common stock has been volatile, and it may continue to be volatile in the future. Factors that may significantly impact the market price and marketability of our common stock include, but are not limited to:

      o       insufficient cash to finance our business;
      o      changes in our technological innovations or new commercial products or those of our competitors;
      o      unacceptable economics of manufacturing our products;
      o      inability to license the technology to third parties;
      o      development or disputes concerning proprietary rights;
      o      failure to meet analysts' earnings estimates;
      o      loss of key management;
      o      adverse regulatory actions or decisions;
      o      general economic and other external factors; and
      o      period-to-period fluctuations in our financial results.

        Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the stock's trading market and our ability to raise capital through future offerings of capital stock.

        Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

A significant number of our total outstanding shares may be sold into the market at any time in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Approximately 63 million of EarthShell's approximately 110 million outstanding shares of common stock are "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933. This means that they may not be sold without first being registered under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. These approximately 63 million shares, which are held by current stockholders, are eligible for sale pursuant to Rule 144, subject to the volume and manner of sale limitations under Rule 144. In addition, we granted "demand" and "piggy-back" registration rights to all of our stockholders who owned our preferred stock and common stock before our initial public offering, including EKI. We cannot predict the effect, if any, that public sales of these shares or the availability of shares for sale will have on the market price of our common stock from time to time. Nevertheless, if our stockholders, and particularly our directors and officers, sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Our charter documents and Delaware law include provisions that may discourage a potential takeover, even if it would be beneficial to our stockholders.

        Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may discourage persons from pursuing a non-negotiated takeover of EarthShell and prevent changes of control under some circumstances, even if doing so would be beneficial to our stockholders.

Our projected international revenues are subject to risks inherent in international business activities.

        We expect sales of our products and services in foreign countries to account for a material portion of our revenues. These sales are subject to risks inherent in international business activities, including:

      o       any adverse change in the political or economic environments in these countries;
      o      economic instability;
      o      any adverse change in tax, tariff and trade or other regulations;
      o      the absence or significant lack of legal protection for intellectual property rights;
      o      exposure to exchange rate risk for revenues which are denominated in currencies other than U.S. dollars; and
      o      difficulties in managing joint venture businesses spread over various jurisdictions.

        Our revenues could be substantially less than we expect if these risks affect our ability to successfully sell our products in the international market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed with the registration statement. For further information with respect to EarthShell and the common stock offered in this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete. We refer you to the copy of such contract or document filed as an exhibit to the registration statement.

        Our registration statement, including exhibits and schedules attached thereto, may be inspected without charge at the Securities and Exchange Commission’s public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of all or any part of our registration statement from such offices after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

        We are subject to the information and periodic requirements of the Securities Exchange Act of 1934 and accordingly, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Securities and Exchange Commission’s public reference rooms, and the website of the Securities and Exchange Commission referred to above.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, as well as the information contained in all filings made by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filings after the effectiveness of the registration statement made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

        (a)       Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001;

        (b)       Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 15, 2001; and,

        (c)       Our definitive proxy statement on Schedule 14A dated April 13, 2001.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      EarthShell Corporation
      800 Miramonte Drive
      Santa Barbara, California, 93109.
      Attention: Investor Relations
      Tel: (805) 897-2248

FORWARD-LOOKING INFORMATION

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding our intentions, plans, strategies, beliefs or current expectations and those of our directors or our officers with respect to, among other things:

      o       our financial prospects;
      o      our financing plans;
      o      trends affecting our financial condition or operating results; and
      o      our strategies for growth, operations, and product development and commercialization.

        Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences.

USE OF PROCEEDS

        All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholder who is offering and selling its shares. We will not receive any proceeds from sale of these shares; we will, however, receive up to $1,149,993.50 upon the exercise of the warrants, which represents the aggregate exercise price of the warrants (assuming that all warrants are exercised in full and the full exercise price is paid in cash). See “Plan of Distribution.”

PLAN OF DISTRIBUTION

        EarthShell is registering the shares of common stock covered by this prospectus for the selling stockholder. As used in this prospectus, “selling stockholder” includes the pledgees, donees, transferees or others who later receive the selling stockholder’s interest for no additional consideration. We will pay the costs and fees of registering the shares of common stock, but the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

        The selling stockholder may sell the shares of common stock on the Nasdaq National Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. The selling stockholder may sell some or all of the shares of common stock in one or more of the following ways:

      o       a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction;
      o      purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
      o      ordinary brokerage transactions and transactions in which a broker solicits purchasers; or,
      o      privately negotiated transactions.

        When selling the shares of common stock, the selling stockholder may enter into hedging transactions. For example, the selling stockholder may:

      o       enter into transactions involving short sales of the shares of common stock by broker-dealers;
      o      sell shares of common stock short themselves and redeliver such shares to close out their short positions;
      o      enter into option or other types of transactions that require the selling stockholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or
      o      loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        In addition to selling its shares of common stock under this prospectus, the selling stockholder may transfer its shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

        The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as “underwriters” within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. The selling stockholder may be subject to the prospectus delivery requirements of the Securities Act if the selling stockholder qualifies as an “underwriter” under the Securities Act.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under the applicable rules and regulations of the Securities and Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our shares of common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

SELLING STOCKHOLDER

        The selling stockholder described below is a stockholder that is offering and selling these shares covered by this prospectus which are issuable by us upon the exercise of certain warrants previously issued to the selling stockholder in a private transaction. The selling stockholder may donate or transfer as gifts some or all of its EarthShell shares, or may transfer its shares for no additional consideration to others. We will include any of these donees or transferees as a selling stockholder in a prospectus supplement, if required.

        The selling stockholder has held no position or office or has any material relationship with EarthShell or any of our affiliates within the past three years other than as a result of its ownership of shares of our common stock. This information is based upon information provided by the selling stockholder.

        The table below sets forth the following information regarding the selling stockholder:

      o       The name of the selling stockholder;
      o      The number of shares of our common stock owned by the selling stockholder on the date of this prospectus prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is a part;
      o      The number of shares of our common stock that may be offered for resale by the selling stockholder pursuant to this prospectus; and
      o      The number of shares of our common stock to be held by the selling stockholder after the resale of the offered shares.

                                                                                                        PERCENTAGE OF
                                                                                                       COMMON STOCK OF
                                               SHARES OF         SHARES OF          SHARES OF            REGISTRANT
                                              COMMON STOCK     COMMON STOCK        COMMON STOCK         BENEFICIALLY
                                           BENEFICIALLY OWNED     BEING         BENEFICIALLY OWNED         OWNED
SELLING STOCKHOLDER                        PRIOR TO OFFERING    OFFERED(3)      AFTER OFFERING(1)     AFTER OFFERING(2)

Rideau, Ltd............................             0             830,234                0                   *

*    Less than One percent (1%) change.

(1)       Since the selling stockholder may offer all, some or none of its common stock, we cannot provide a definitive estimate of the number of shares the selling stockholder will hold after the offering. The shares beneficially owned after the offering column assumes the sale of all shares offered, and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

(2)       The “percentage of common stock of registrant beneficially owned after offering” column is based on 110,494,194 shares of EarthShell common stock outstanding as of May 22, 2001.

(3)       These 830,234 shares of our common stock are issuable to the selling stockholder upon the exercise of the following four warrants issued in October 2000 in connection with a private transaction between Acqua Wellington North American Equities Fund, Ltd. and us: W-1 dated October 9, 2000 for 199,095 shares at a purchase price of $1.444 per share; W-2 dated October 16, 2000 for 219,032 shares at a purchase price of $1.3126 per share; W-3 dated October 23, 2000 for 257,922 shares at a purchase price of $1.1147 per share; and, W-4 dated October 30, 2000 for 154,185 shares at a purchase price of $1.8646 per share. These four warrants were transferred to Rideau Ltd. by Acqua Wellington North American Equities Fund, Ltd. in an exempt transaction pursuant to Section 4(1) of the Securities Act of 1933, as amended. These warrants have a term of three years. They contain customary provisions for adjusting the number of shares issuable upon exercise of the warrants pro rata in the event of any stock subdivisions or combinations, stock dividends or similar transactions or an adjustment in the type of consideration received upon the occurrence of certain triggering events, such as recapitalizations, reorganizations, reclassifications, consolidations, mergers and sales. These warrants do not contain any price protection for fluctuations in the market price of the underlying common stock issuable upon the exercise of each warrant.

LEGAL MATTERS

        Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        The financial statements incorporated in this prospectus by reference from EarthShell’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the amounts of expenses to be borne by EarthShell in connection with the sale of shares of common stock being registered. All amounts are estimates except the SEC registration fee:

                                                                      (U.S.$)
     Filing fees - SEC registration fee..........................       $797
     Legal Fees and Expenses.....................................     $7,000
     Accounting Fees and Expenses................................     $7,500
     Miscellaneous...............................................         $0

     Total.......................................................    $15,297

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of EarthShell under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. EarthShell's Charter and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, EarthShell will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of EarthShell or is or was serving at the request of EarthShell as a director or officer of another corporation or enterprise. EarthShell may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to EarthShell or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, EarthShell may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of EarthShell, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of EarthShell has been successful in the defense of any action, suit or proceeding referred to above, EarthShell will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

Item 16. Exhibits

        The following exhibits are filed as part of this registration statement:

           5.1       Opinion of Gibson, Dunn & Crutcher, LLP

           23.1       Consent of Deloitte Touche LLP

           24.1       Powers of Attorney for certain directors and officers of EarthShell (signature page).

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on June 1, 2001.

                          EARTHSHELL CORPORATION

                          By:  /s/ Simon K. Hodson
                              ----------------------------------------------
                               Simon K. Hodson
                                Vice Chairman of the Board
                                Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

5.1            Opinion of Gibson, Dunn & Crutcher, LLP

23.1           Consent of Deloitte & Touche, LLP

24.1           Powers of Attorney for certain directors and officers of EarthShell (signature page).